Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We have issued our report dated February 16, 2004 (except for the last three paragraphs of Note P, as to which the date is November 24, 2004), accompanying the consolidated financial statements of Warren Resources, Inc. contained in the registration statement (File No. 333-118535) filed on December 2, 2004. We consent to the incorporation by reference of the aforementioned report in the Registration Statement on Form S-1 filed by Warren Resources, Inc. on December 16, 2004, pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

December 14, 2004